Exhibit 99.1

Company Contact: Donald R. Peck, CFO 617-638-2000	The Dilenschneider Group Michael Glickman – Investor Relations Mona Walsh – Media Relations 212-922-0900

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES NEW DIRECT-TO-CONSUMER

 CONTRACT WITH BANK OF AMERICA

BOSTON, MA, April 4, 2006 – The First Marblehead Corporation (NYSE: FMD) announced today that it has signed an agreement with Bank of America to provide certain Direct-to-Consumer private student loan services through May 31, 2008, provided that either party may terminate this agreement on or after June 1, 2007 upon 90 days notice. This agreement replaces the Direct-to-Consumer private student loan outsourcing agreement between First Marblehead and Bank of America that was set to expire on May 1, 2006.

During the term of this agreement, First Marblehead has the exclusive right to securitize all Direct-to-Consumer private student loans currently marketed by Bank of America under its “Education Maximizer” brand.

First Marblehead has filed today a Form 8-K with the Securities and Exchange Commission regarding this announcement.

About The First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to our provision of private student loan outsourcing services to Bank of America in the future, are based upon the Company’s current plans and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of April 4, 2006. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance, level of services or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include our success in structuring securitizations, the timing of our securitization activities, the success of Bank of America in marketing private student loans, and the factors set forth under the caption “Item 1A – Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 8, 2006.  These risks could cause actual results of the industry or our actual results for fiscal year 2006 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

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